Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-70087, 333-51524, 333-109532 and 333-109533) and Registration Statements on Form S-3 (Nos. 333-92703, 333-51410, 333-109880 and 333-117426) of our report dated September 29, 2008, relating to the consolidated financial statements of Enerlume Energy Management Corp. appearing in the Annual Report on Form 10-K of Enerlume Energy Management Corp. for the year ended June 30, 2008.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, NY
September 29, 2008